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Monday January 4, 1999

3DX TECHNOLOGIES INC. ANNOUNCES TERMINATION OF MERGER DISCUSSIONS WITH FORTUNE NATURAL RESOURCES CORPORATION

Houston, Texas - 3DX Technologies Inc. Nasdaq Symbol: TDXT) announced today that it has exercised its right to terminate the Letter of Intent to merge with Fortune Natural Resources Corporation (AMEX Symbol: FPX) since a signed definitive merger agreement was not entered into by December 31, 1998.

Ronald Nowak, president and chief executive officer of 3DX noted that "We are disappointed that a transaction could not be consummated which would be beneficial to both parties. However, 3DX is committed to manage itself as a successful E&P company. Recent sales of a partial interest in the Company's Ramrod project in Matagorda County, Texas and a non-core producing asset have strengthened the financial position of the Company. We will continue to focus and remain aggressive in pursuing those opportunities that position our Company for future success and growth."

3DX Technologies Inc. is a knowledge-based oil and gas exploration and producing company whose core competence and strategic focus is the utilization of 3-D seismic imaging and other advanced technologies in the search for commercial quantities of hydrocarbons.

Certain statements in this news release regarding future expectations and plans for oil and gas exploration, development and production may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks and other uncertainties inherent in the business of exploring for, developing and producing oil and gas which may be beyond the Company's control. These risks are discussed in detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as well as other filings with the Securities and Exchange Commission. There can be no assurance that the Company's exploration activities will be successful in meeting the Company's expectations.